EXHIBIT NUMBER 11



             INFORMATION MANAGEMENT RESOURCES, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)



                                                           Three Months Ended
                                                                March 31
                                                       -------------------------
                                                           1997          1996
                                                       -----------   -----------


Pro forma net income ...............................   $ 1,431,741   $   422,827
                                                       ===========   ===========

Shares:
  Weighted average number of common shares
     outstanding ...................................     9,747,358     6,404,020
  Assuming conversion of options issued and
     outstanding ...................................     4,881,954     4,771,062
                                                       -----------   -----------

  Weighted average common and
     common stock equivalent shares outstanding ....    14,629,312    11,175,082
                                                       ===========   ===========

Pro forma net income per share .....................   $      0.10   $      0.04
                                                       ===========   ===========



























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